SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

(Amended as of March 24 , 2016)

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund for administrative services: 0.085% of the average daily net assets of each Fund.

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Disciplined High Yield ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Lauren Paino
Name:	Lauren Paino
Title:	Treasurer

J.P. Morgan Investment Management Inc.

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director